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                                                                    EXHIBIT 4(B)

                       [ENGLISH TRANSLATION FROM SPANISH]

                          CERTIFICATE OF INCORPORATION
                      OF POPULAR INTERNATIONAL BANK, INC.

     FIRST: The name of the Corporation is Popular International Bank, Inc.

     SECOND: The principal office of the Corporation shall be at the Popular Center Building, 209 Munoz Rivera Avenue, Hato Rey, Puerto Rico 00918 and its resident agent at such address is Ernesto N. Mayoral Megwinoff.

     THIRD: The Corporation shall have perpetual existence.

     FOURTH: (A) The authorized capital of the Corporation shall be six hundred thirty million dollars ($630,000,000), which shall be represented by one million (1,000,000) shares of Common Stock of the par value of five dollars ($5.00) per share (hereinafter called "Common Stock"), and twenty-five million (25,000,000) shares of Preferred Stock of the par value of twenty five dollars ($25.00) per share (hereinafter called "Preferred Stock").

     (B) The minimum amount of capital with which the Corporation shall commence business shall be two hundred fifty thousand dollars ($250,000.00).

     (C) The amount of the authorized capital stock of any class or classes of Stock may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote; provided that the amount of authorized capital shall never be less than five million dollars ($5,000,000.00).

     (D) The designations and the powers, preferences and rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

          (1) The Board of Directors is expressly authorized to approve and provide for the issuance of shares of Preferred Stock, in one or more series, and without voting powers or with such voting powers (which may not exceed one vote per share of Preferred Stock) and with such other designations, preferences, and relative participating, optional or other special rights (and qualifications, limitations or restrictions thereof) as the Board of Directors shall provide and approve in the resolution or resolutions providing for the issue thereof and which are not otherwise expressed in this Certificate of Incorporation (or any amendment thereto) including, but without limiting the generality of the foregoing, the following:

             (a) the designation of each series;

             (b) the purchase price which the Corporation shall receive for each share of Preferred Stock of such series;

             (c) the dividend rate payable on each series and the dates and other conditions upon which such dividends shall be payable, as well as the preference or relation which such dividends shall bear to the dividends payable on any other class (or classes) or series of capital stock of the Corporation, and whether or not such dividends shall be cumulative;

             (d) the terms, if any, pursuant to which the shares of any series of Preferred Stock shall be subject to redemption, and, if made subject to such redemption, the dates, prices and any other terms and conditions of such redemption;

             (e) the terms and amounts of any sinking fund provided for the purchase or redemption of the shares of any series of Preferred Stock;

             (f) whether the shares of any series of Preferred Stock shall be convertible into or exchangeable for shares of any other class (or classes) or of any other series of capital stock of the Corporation, and, if provision be made for conversion or exchange, the dates, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

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             (g) the extent, if any, to which the holders of the shares of any series of Preferred Stock shall be entitled to vote, as a class or otherwise, with respect to the election of directors or any other matter;

             (h) the restrictions and conditions, if any, upon the reissue of any additional shares of Preferred Stock (of such series or of any other series) ranking on a parity with or prior to such shares of Preferred Stock as to dividends or upon dissolution;

             (i) the rights of the holders of the shares of such series of Preferred Stock upon the dissolution of, or upon the distribution of substantially all of the assets of the Corporation, which rights may be different in the case of a voluntary dissolution than in the case of an involuntary dissolution.

          (2) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be provided or authorized in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock, the holders of shares of Preferred Stock shall have no voting power or rights whatsoever.

     FIFTH: (A) The purposes for which the Corporation is organized are the following:

     (1) To conduct, for profit, the services authorized in section 12 of Act number 52 of August 11, 1989, and such additional powers and services as shall be authorized by any amendment to said Act and by any other laws of the Commonwealth of Puerto Rico.

     (2) In the realization of its authorized services, the Corporation shall have the following powers:

          (a) To acquire (by subscription, purchase or any other means), own, hold, assign, transfer, pledge, exchange or otherwise dispose of, and deal in and with personal property of every kind. For purposes of this paragraph, personal property shall include (i) shares of stock, bonds, notes and any other securities issued in certified or uncertified form (hereinafter "Securities"), and (ii) options, contracts for the future sale or acquisition and rights to subscribe for the sale or acquisition of Securities, and any other kind of contract or instrument related to the possession, acquisition, sale or other disposition of Securities. As owner or holder of Securities, the Corporation may exercise in respect thereof all voting rights and any other rights and powers, and collect dividends, interests and other income derived from such Securities.

          (b) To acquire and hold real estate, as owner or lessee, and sell, mortgage or otherwise dispose of any and all rights to the property, and assign, lease and sublease or transfer all or part of its rights to the property; provided, however, that its ownership of real property shall in all respects be subject to the provisions of Section 14 of Article VI of the Constitution of the Commonwealth of Puerto Rico.

          (c) To extend credit by loans, and guarantee directly or indirectly, credit or debt of other corporations.

          (d) To endorse and underwrite any kind of bonds, securities and obligations.

          (e) To borrow money for any of the purposes of the Corporation, from time to time, and without limit as to the amount of such obligations, and, from time to time, issue its own securities and other evidences of indebtedness subject to such terms and conditions as may be permitted by the laws of the Commonwealth of Puerto Rico; and to secure the same by pledge, mortgage, assignment or any other instrument.

          (f) To apply for any license, right, franchise or registration as shall be necessary, proper and convenient to carry out the purposes of the Corporation, to administer its properties and to safeguard its rights.

          (g) To acquire any property interest, by purchase or exchange of securities, in the capital or assets of any corporation, special partnership, partnership or enterprise, and, in connection therewith to exercise all rights and fulfill all obligations.

          (h) To open bank accounts, and draw, discount, accept and issue checks, money orders, promissory notes, bills of exchange, letters of credit and any other instrument (including any guarantees therefor) for

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         the exchange of money or securities, insofar as may be permitted by the laws of the Commonwealth of Puerto Rico.

          (i) To establish offices and branches both within and without the Commonwealth of Puerto Rico.

          (j) To exercise all incidental corporate powers authorized by the laws of the Commonwealth of Puerto Rico which may be necessary, suitable or convenient for the accomplishment of any of the corporate objectives.

     (3) The foregoing enumeration shall be construed as one of both corporate powers and purposes, and each one of such powers and purposes shall be independent powers and purposes.

     (B) Notwithstanding the provisions of paragraph (A) of this Article FIFTH, the operations of the Corporation shall be limited to the performance of those services authorized, from time to time, in section 12 of the Act number 52 of August 11, 1989, known as the "Commonwealth International Banking Center Regulatory Act" (hereinafter, as amended "Act 52"), or any amendments thereto that may affect or modify the powers granted to any corporation organized to carry out the activities and perform the services which are authorized for an "international banking equity" pursuant to Act 52.

     SIXTH: (A) The Board of Directors shall have the power to authorize, from time to time, the issue of new shares of stock of the Corporation. The holders of shares of Common Stock shall have the preferential right ("presumptive rights") to acquire newly issued shares of Common Stock, in the same proportion as the shares of Common Stock so held shall bear to the amount of then outstanding shares of Common Stock ("pro rata"), but the Board of Directors may, upon approval of the resolution authorizing the issuance of new shares of Common Stock, provide otherwise by unanimous approval of all of its members. The holders of shares of Preferred Stock shall have no preferential right for the acquisition of newly issued shares of Common or Preferred Stock unless the Board of Directors unanimously resolves otherwise in the resolution authorizing the creation of any series of shares of Preferred Stock.

     (B) Notwithstanding the provisions of paragraph (A) of this article SIXTH, stockholders shall have no preferential right with respect to the issuance of shares of Common or Preferred Stock which may be:

          (1) authorized in order to be exchanged for any real or personal property which the Board of Directors may consider convenient or necessary for the Corporation to acquire;

          (2) authorized in payment of services rendered to the Corporation;

          (3) authorized for sale to officers or employees of the Corporation on the basis of options and as an incentive either to commence or to continue rendering services to the Corporation.

     SEVENTH: The name and address of each incorporator is:

                    NAME                                          ADDRESS
- ---------------------------------------------  ---------------------------------------------
JOSE LUIS LOPEZ CALDERON.....................  Ave. Munoz Rivera #209, Popular Center
                                               Office 920, Hato Rey, Puerto Rico 00918
ERIC PACHECO.................................  Ave. Munoz Rivera #209, Popular Center
                                               Office 920, Hato Rey, Puerto Rico 00918
MYRA RODRIGUEZ...............................  Ave. Munoz Rivera #209, Popular Center
                                               Office 920, Hato Rey, Puerto Rico 00918

     EIGHTH: (A) The Board of Directors shall be composed of such number of directors as may be established from time to time by the Board of Directors and approved by an absolute majority of directors; provided, however, that the number of directors shall not be less than three (3) nor more than eleven (11).

     (B) Each director shall be elected by the affirmative vote of majority of the shares of stock entitled to vote at such election which are represented in the Annual Meeting of Stockholders in which the director stands for election.

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     (C) Any vacancy which may occur in the Board of Directors, for any reason, shall be filled solely by the Board of Directors, by majority vote of the directors then in office, though less than a quorum, but any such director so elected shall hold office only until the next succeeding Annual Meeting of Stockholders. Directors shall continue in office until others are chosen and qualified in their stead.

     (D) No decrease approved by the Board of Directors in the number of directors which shall comprise the Board shall shorten the term of any incumbent director.

     (E) Any director may be removed from office by the affirmative vote of the holders of two/thirds (2/3) of the issued and outstanding shares of capital stock entitled to vote in the election of directors. For purposes hereof, all of the shares of capital stock so entitled to vote shall constitute a single class.

     (F) The Board of Directors may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the directors of the Corporation. Each committee shall have such name or names and such powers of the Board of Directors in the management of the business and affairs of the Corporation (except the power to remove or elect officers) as may be stated in the by-laws of the Corporation or determined by resolution adopted by the Board of Directors. Each Committee may authorize the seal of the Corporation to be affixed to all papers which may require it.

     (G) The Board of Directors may, from time to time, in the manner provided for in the by-laws of the Corporation, hold its regular or extraordinary meetings outside of Puerto Rico.

     NINTH: The Board of Directors may, upon resolution approved by an absolute majority thereof, and from time to time, adopt, amend or repeal the by-laws of the Corporation; provided, that any by-laws so adopted, amended or repealed by the Board of Directors may be amended or repealed, and new by-laws adopted, by the stockholders of the Corporation.

     TENTH: (A) The affirmative vote of the holders of not less than seventy-five percent (75%) of the total number of outstanding shares of the Corporation shall be required (i) to amend this Article TENTH, (ii) to approve any Corporate Reorganization for which stockholder approval is required by law, or (iii) to approve the voluntary dissolution of the Corporation, notwithstanding that applicable law would otherwise permit any of the above with the approval of fewer shares or without stockholder approval.

     For purposes of this Article TENTH, the term "Corporate Reorganization" shall mean:

          (1) a merger, reorganization or consolidation in which the Corporation is a constituent corporation; or

          (2) the sale, lease, or hypothecation of substantially all the assets of the Corporation.

     (B) Except as provided in paragraph (A) of this Article TENTH, the affirmative vote of the holders of not less than two-thirds (2/3) of the total number of outstanding shares of the Corporation shall be required to amend these Articles of Incorporation, notwithstanding that applicable law would otherwise permit such amendment with the approval of fewer shares or without stockholder approval; provided, that stockholder approval shall not be necessary to increase, reduce, modify or amend any of the corporate powers enumerated in Article FIFTH when such increase, reduction, modification or amendment shall be authorized, required or provided for by any amendment to Act 52.

     ELEVENTH: (A) The Corporation shall indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (with the exception of an action brought by or in the right of the Corporation) by reason that such person is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo

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contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (B) The Corporation shall indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that said person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, except that no indemnification shall be made in respect of any claim, issue or manner as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     (C) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraph (A) or (B) of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     (D) Any indemnification under paragraph (A) or (B) of this Article ELEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific cases upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

     (E) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article ELEVENTH.

     (F) The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (G) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article ELEVENTH or any applicable law.

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     The foregoing represents, to the best of my knowledge, a fair and accurate translation from Spanish of the Certificate of Incorporation of Popular International Bank, Inc.

                                        By: /s/ BRUNILDA SANTOS DE ALVAREZ
                                           -------------------------------------
                                            Name: Brunilda Santos de Alvarez
                                            Title: Assistant Secretary

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